Exhibit 99.1

Gordon Pointe Acquisition Corp. Announces Pricing of $125 Million Initial Public Offering

NEW YORK, January 25, 2018 — Gordon Pointe Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 12,500,000 units at $10.00 per unit. The units will be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “GPAQU” beginning January 25, 2018. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant of the Company. Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “GPAQ” and “GPAQW,” respectively.

B. Riley FBR, Inc. is acting as book-running manager and sole underwriter for the offering. The Company has granted the underwriter a 45-day option to purchase up to 1,875,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from: B. Riley FBR, Inc., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 24, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Gordon Pointe Acquisition Corp.

Gordon Pointe Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more businesses or assets. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on businesses in the financial technology sector or related financial services or technology sectors.

Contact:

James J. Dolan

Chief Executive Officer

Gordon Pointe Acquisition Corp.

jdolan@gordonpointe.com

(412) 960-4687

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.